Exhibit 95

Mine Safety Disclosure Data

For the years ended December 31, 2013 and 2012, the following Mine Safety and Health Administration (MSHA) violations or notices (2 total) have been received by the Company for its Gold Hill properties.  Both of these citations have been terminated and the fines have been paid.

There have been NO violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine health hazard under section 104.

Other Citations:

Date	Act Section	Violation	Description	Resolution	Fine Imposed
July 2012	Title 30 CFR 56.12025	#8593237 on 7/10/12 Negligence level = Moderate Type of Action = 104A Gravity = Injury or illness is unlikely Significant and Substantial = NO	Cat Whisperwatt 60 trailer mounted Generator was not grounded.	Grounded the generator Citation was terminated 7/11/12 Fine was paid 8/26/12	$100
July 2012	Title 30 CFR 56.9300a	#8593238 on 7/10/12 Negligence level = Moderate Type of Action = 104A Gravity = Injury or Illness is Reasonably Likely Significant and Substantial = YES	Access road on the tailings pond was not provided with berms.	Blocked the roads Citation was terminated 7/11/12 Fine was paid 8/26/12	$127

Footnote: We were not in operation at the time of these citations and had not been since November of 2011.  MSHA was notified in November of 2011, but that information did not trickle down to the inspector.  Since we had no employees at the time, there was no imminent danger.

We certify that we had no mining-related fatalities during the years ended December 31, 2013 or 2012.

We have not received an imminent danger order under Section 107(a) of the Federal Mine Safety and Health Act of 1977.

We have not received any notices of a pattern of violations, or of the potential to have such a pattern, of mandatory health or safety standards that are of such nature as could have   significantly and substantially contributed to the cause and effect of mine health and safety hazards.

We have no pending legal actions before the Federal Mine Safety and Health Review Commission as of December 31, 2013, and have not instituted any legal actions during the years ended December 31, 2013 or 2012.